EXHIBIT 1

Publicis Groupe Announces Intention to Delist its American Depository
Receipts (ADRs) from the New York Stock Exchange
and to Deregister and Terminate its Reporting Obligations under the
U.S. Securities Laws

Paris, September 7, 2007 - Publicis Groupe S.A. has decided to apply for voluntary delisting of its American Depositary Receipts (“ADRs”) from the New York Stock Exchange. Publicis Groupe intends to file a Form 25 with the U.S. Securities and Exchange Commission on September 17, 2007 and expects that the delisting should be effective on September 27, 2007. Then, Publicis Groupe’s ADR program will transition to « level one status» and Publicis Groupe’s ADRs will be tradable on the U.S. over-the-counter market.

Publicis Groupe also filed today with the U.S. Securities and Exchange Commission to terminate the registration of its securities under the U.S. Securities Exchange Act of 1934 (the Exchange Act). This filing will immediately suspend Publicis Groupe’s U.S. reporting obligations and is expected to terminate Publicis Groupe’s U.S. reporting obligations in ninety days.

This decision by Publicis Groupe to delist from the New York Stock Exchange and to terminate the registration of its securities under the Exchange Act, in line with other European and other issuers, is motivated by both cost and liquidity considerations and is taken in the interest of all of Publicis Groupe shareholders.

Publicis Groupe's rationale for delisting and deregistration includes the following:

• Publicis Groupe’s ADR trading volume has accounted for only approximately 1% of the total volume of its ordinary shares traded over the last year.

• Publicis Groupe adopted International Financial Reporting Standards (IFRS) in 2005. The Company believes that U.S. GAAP and IFRS are generally equivalent in terms of disclosure and quality of information for investors and that it is unnecessary to publish its accounts under the two reporting standards.

• Publicis Groupe is continuously seeking to optimize its operating costs.

The delisting and deregistration will have no impact on Publicis Groupe’s primary listing of its ordinary shares and other securities on Euronext Paris. Publicis Groupe intends to continue to publish English language financial reports, financial statements, press releases and shareholder information, which will be available on its web site (www.publicisgroupe.com) in accordance with Rule 12g3-2(b) under the Exchange Act. In

2006, the company complied with the 2002 Sarbanes-Oxley Act requirements, and will continue to provide a very high standard of internal control. Moreover, international standards will also apply to corporate governance, information and disclosure for all investors, including those in the United States.

Publicis Groupe considers that U.S. investors are an important part of its investor base and intends to maintain and strengthen its relationship with them.

Disclaimer

This presentation contains forward-looking statements. The use of the words "aim(s)," "expect(s)," "feel(s)," "will," "may," "believe(s)," "anticipate(s)" and similar expressions in this press release are intended to identify those statements as forward looking. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than in connection with applicable securities laws, Publicis Groupe undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Publicis Groupe urges you to review and consider the various disclosures it made concerning the factors that may affect its business carefully, including the disclosures made under the heading "Risk Factors" and "Forward-Looking Statements" in documents Publicis Groupe has filed with the U.S. Securities and Exchange Commission.

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Publicis Groupe (Euronext Paris: FR0000130577 and NYSE: PUB) is the world’s fourth largest communications group, and a global leader in digital and online advertising, media consulting, and healthcare communications. With some 42,000 professionals in 104 countries, the Groupe’s activities cover advertising, through three global advertising networks:
Leo Burnett, Publicis, Saatchi & Saatchi, as well as through its two multi-hub networks Fallon Worldwide and 49%-owned Bartle Bogle Hegarty; media agencies with two worldwide networks ZenithOptimedia and Starcom MediaVest Group; and marketing services, including digital and interactive communications through Digitas; relationship and direct marketing, public and media relations, corporate and financial communications, multicultural communications, and event communications. The Groupe is also the world leader in healthcare communications.
Web site: www.publicisgroupe.com

Contacts
Publicis Groupe
Eve Magnant, Corporate Communications		+ 33 (0)1 44 43 70 25
Martine Hue, Investor Relations		+ 33 (0)1 44 43 65 00